Exhibit 99.1

INDEX TO CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS

Informa Tech Digital Businesses of Informa PLC Unaudited Interim Condensed Combined Financial

Statements:

Condensed Combined Balance Sheets	F-2
Condensed Combined Statements of Income and Comprehensive Income (Loss)	F-3
Condensed Combined Statements of Changes in Equity	F-4
Condensed Combined Statements of Cash Flows	F-5
Notes to the Condensed Combined Interim Financial Statements	F-6

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets	(As Restated)
Current assets:
Cash and cash equivalents	$8,136	$10,789
Accounts receivable, net of allowance for doubtful accounts of $ 1,422 and $ 1,083, respectively	40,794	38,788
Related party receivables	3,666	4,140
Related party loans receivables	134,210	104,249
Prepaid expenses and other current assets	6,794	6,320

Total current assets	193,600	164,286

Non-current assets:
Property and equipment, net	2,445	3,229
Goodwill	467,192	467,476
Intangible assets, net	280,601	293,859
Operating lease right-of-use assets	2,458	5,173
Deferred tax assets	1,220	337

Total non-current assets	753,916	770,074

Total assets	$947,516	$934,360

Liabilities and Parent’s Equity
Current liabilities:
Accounts payable	$2,563	$5,050
Related party payables	28,079	32,390
Contract liabilities	41,661	24,489
Operating lease liabilities	2,135	2,664
Accrued expenses and other current liabilities	5,694	6,013
Accrued compensation expenses	11,686	12,759
Income taxes payable	3,919	3,485
Related party short-term debt	546,784	502,872
Contingent consideration	—	4,937

Total current liabilities	642,521	594,659

Non-current liabilities:
Operating lease liabilities	2,337	3,010
Other liabilities	11,848	12,080
Deferred tax liabilities	12,598	15,292
Related party long-term debt	309,237	309,237
Contingent consideration	40,100	37,500

Total non-current liabilities	376,120	377,119

Total liabilities	$1,018,641	$971,778

Commitments and contingencies (see Note 9)
Parent’s equity:
Net Parent deficit	(95,252)	(59,663)
Accumulated other comprehensive income	24,127	22,245

Total equity (deficit)	(71,125)	(37,418)

Total liabilities and equity	$947,516	$934,360

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	For the six months ended June 30,
	2024	2023
	(As Restated)
Revenues	$122,278	$116,914
Cost of revenues	(50,670)	(47,552)

Gross profit	71,608	69,362

Operating expenses:
Selling and marketing	27,879	27,622
General and administrative	35,704	31,644
Product development	5,928	6,094
Depreciation	787	298
Amortization, excluding amortization included in cost of revenues of $ 245 and nil	16,283	15,119
Impairment of goodwill	—	130,132
Impairment of long-lived assets	2,019	159
Acquisition and integration costs	29,648	2,090
Remeasurement of contingent consideration	2,663	(98,510)

Total operating expenses	120,911	114,648

Operating loss	(49,303)	(45,286)

Interest expense on related party loans	(12,793)	(12,070)
Interest income	3,549	1,274
Other income (expense), net	371	(991)

Loss before provision for income taxes	(58,176)	(57,073)
Income tax benefit	2,860	6,219

Net loss	$(55,316)	$(50,854)

Other comprehensive loss:
Foreign currency translation gain (loss)	1,882	(18,730)

Total other comprehensive loss	$(53,434)	$(69,584)

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	Net Parent investment (deficit)	Accumulated other comprehensive income (loss)	Total equity (deficit)
Balance as of December 31, 2022	$(45,708)	$42,742	$(2,966)
Net loss for the period	(50,854)	—	(50,854)
Other comprehensive loss	—	(18,730)	(18,730)
Net transfers from Parent	1,992	—	1,992

Balance as of June 30, 2023	$(94,570)	$24,012	$(70,558)

	Net Parent investment (deficit)	Accumulated other comprehensive income (loss)	Total equity (deficit)
Balance as of December 31, 2023	$(59,663)	$22,245	$(37,418)
Net loss for the period (As Restated)	(55,316)	—	(55,316)
Other comprehensive income	—	1,882	1,882
Net transfers to Parent (As Restated)	19,727	—	19,727

Balance as of June 30, 2024 (As Restated)	$(95,252)	$24,127	$(71,125)

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	For the six months ended June 30,
	2024	2023
	(As Restated)
Operating activities:
Net loss	$(55,316)	$(50,854)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	787	298
Amortization	16,528	15,119
Change in provision for bad debts	1,066	(554)
Operating lease expense	1,157	1,273
Stock-based compensation expense	566	584
Provision for income taxes	(2,860)	(6,219)
Impairment of long-lived assets	2,019	159
Impairment of goodwill	—	130,132
Loss on disposal of long-lived assets	134	3
Remeasurement of contingent consideration	2,663	(98,510)
Changes in assets and liabilities:
Accounts receivable	(3,356)	2,311
Prepaid expenses and other current assets	(621)	802
Related party receivables	475	(1,503)
Accounts payable	(2,439)	(3,158)
Accrued expenses and other current liabilities	(1,281)	1,308
Operating lease liabilities	(1,500)	(1,273)
Contract liabilities	17,380	9,887
Contingent consideration	(1,020)	—
Other liabilities	(218)	153
Related party payables	(4,403)	17,742

Net cash (used in) provided by operating activities	(30,239)	17,700

Investing activities:
Purchases of property and equipment	(265)	(291)
Purchases of intangible assets	(3,387)	(2,892)

Net cash used in investing activities	(3,652)	(3,183)

Financing activities:
Cash pooling arrangements with Parent	16,742	(14,480)
Contingent consideration settlement	(3,980)	—
Net transfers from (to) Parent	18,623	(1,006)

Net cash provided by (used in) financing activities	31,385	(15,486)

Effect of exchange rate changes on cash and cash equivalents	(147)	(305)

Net decrease in cash and cash equivalents	(2,653)	(1,274)
Cash and cash equivalents at the beginning of the period	10,789	7,142

Cash and cash equivalents at the end of the period	$8,136	$5,868

Supplemental disclosure of cash flow information:
Cash paid for taxes by Parent	284	2,156
Cash paid for interest	13,230	18
Non-cash investing and financing activities:
Intangible asset purchases included in accrued expenses and other current liabilities	157	261

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars — unless stated otherwise) (Unaudited)

Note 1 — Business overview and basis of presentation

Nature of business

Informa Tech Digital Businesses of Informa PLC (the “Business”) help technology companies accelerate growth through first-party business-to-business (“B2B”) data, market insight and market access. It provides digital solutions that deliver targeted audiences, highly qualified leads, demand generation and buyer intent, helping customers to identify, reach, influence and transact with key technology decision makers. The Business operates through a range of leading B2B brands in specialist technology research (e.g., Omdia, Canalys), specialist digital media (e.g., Industry Dive, Information Week, Light Reading, Heavy Reading, AI Business), and demand generation / buyer intent (NetLine).

The Business has historically operated as part of Informa Tech operating segment of Informa PLC and its subsidiaries (together “Informa” or “Parent”). In these condensed combined financial statements, unless otherwise specified or the context otherwise indicates, all references to Informa refer to the business and operations of the Parent and its consolidated subsidiaries.

Basis of presentation and principles of combination

The accompanying condensed combined financial statements present the historical financial position, results of operations, cash flows and changes in equity of the Business in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial information. Accordingly, certain information and footnote disclosures normally included in the combined financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These condensed combined financial statements are unaudited and, in the opinion of Management, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair statement of the condensed combined cash flows, operating results, and balance sheets for the periods presented. The results of operations for the periods presented are not necessarily indicative of results to be expected for any other interim periods or for the full year. The information included in these condensed combined interim financial statements should be read in conjunction with the “Informa Tech Digital Businesses of Informa PLC Audited Annual Combined Financial Statements” as of December 31, 2023, and 2022, and for the three years in the period ended December 31, 2023, included in the Registration Statement on Form S-4/A (No. 333-280529) dated October 23, 2024.

The Business has historically operated as part of the Parent and not as a standalone entity and has no separate consolidated legal status of existence. As such, these condensed combined financial statements have been derived from the Parent’s historical accounting records and are presented on a carved-out basis.

The condensed combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the entities included within the Business. The financial statements also include allocations of certain general, administrative and sales and marketing expenses from Informa’s corporate office and from other Informa businesses to us and allocations of related assets, liabilities, and Parent investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Informa. Refer to additional discussion of related party allocations in Note 8. Related Party Transactions.

Informa uses a centralized approach to cash management and financing of its operations. As part of Informa, the Business is dependent upon Informa for all of its working capital and financing requirements in the periods presented. Financial transactions with the Parent relating to the Business are accounted for through Net Parent investment. Accordingly, none of the Informa’s cash, cash equivalents or debt at the corporate level has been assigned to the Business in the accompanying condensed combined financial statements.

Net Parent investment, which includes retained earnings, represents Informa’s historical investment in the Business, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from the Parent. All significant transactions between the Business and Informa have been included in the accompanying condensed combined financial statements for the six months ended June 30, 2024 and June 30, 2023. Transactions with Informa are reflected in the accompanying condensed combined statements of changes in equity as “Net transfers to Parent” and included in the accompanying condensed combined balance sheets within “Net Parent investment.” As the Business has no common capital structure for the combined business, it has not presented historical earnings per share. All transactions reflected in Net Parent investment by the Business in the accompanying combined balance sheets have been considered as financing activities for purposes of the combined statements of cash flows.

The Business is dependent on the Parent for the majority of its working capital and financing requirements during the periods presented in these condensed combined financial statements. The Parent uses a centralized approach to managing cash and financing its operations. Transactions between the Parent and the Business under this approach are treated as related party short-term debt. All cash and cash equivalent balances held by the Business that are not a part of the centralized cash management approach are legally held by the Business and included in the condensed combined financial statements.

The Business has intercompany financing arrangements with the Parent (“related party debt”). These related party financing arrangements between the Business and the Parent have been included in the accompanying condensed combined financial statements for all periods presented. The Business anticipates these transactions will be settled prior to the consummation of the contemplated Transaction. All other intercompany accounts and transactions between the operations comprising Informa have been eliminated in the accompanying condensed combined financial statements for the six months ended June 30, 2024 and June 30, 2023.

These condensed combined financial statements may not be indicative of the Business’s financial performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had the Business operated as an independent entity during the periods presented. The amount of actual costs that may have been incurred if the Business were a standalone company would depend on a number of factors, including its chosen organizational structure, which functions were performed by its employees or outsourced and strategic decisions made in areas such as information technology and infrastructure.

The proposed transaction

On January 10, 2024, Informa reached an agreement (“Transaction Agreement”) to combine the Business with US-listed entity TechTarget, Inc. (“TechTarget”) to create a new US-listed company (“NewCo”), a leading platform in B2B data and market access (the “Transaction”).

Upon completion, Informa will contribute the Business and approximately $350.0 million cash in exchange for a 57% majority ownership position in NewCo. TechTarget’s current shareholders will receive approximately $350.0 million in the form of a cash distribution and a 43% ownership interest in NewCo, which will be a US listed business. The cash contribution and distribution are subject to specific adjustments set forth in the Transaction Agreement for changes in net working capital, Target Adjusted EBITDA as defined in the Transaction Agreement, and certain non-current liabilities of the Business.

The Transaction is expected to close in the second half of 2024, subject to certain closing conditions and customary regulatory approvals.

Restatement of previously issued financial statements

The Business restated its previously issued interim condensed combined financial statements as of and for the six months ended June 30, 2024, included in the Toro CombineCo Inc. Registration Statement on Form S-4/A, originally filed with the Securities and Exchange Commission on September 4, 2024 (the “Original Interim Report”), to correct the following errors:

Condensed combined statements of income and comprehensive income (loss):

1)

An understatement of $0.5 million and $1.7 million of “Interest expense” and “Interest income”, respectively, on cash pooling arrangements for the six months ended June 30, 2024 in connection with incorrect interest accruals on cash pooling balances in the six months ended June 30, 2024. Part of this correction pertains to prior year, however, it was considered immaterial to the prior periods and the projected current annual period and therefore the accumulated error was adjusted in the six months ended June 30, 2024.

2)	An understatement of $0.5 million of bad debt provision within “General and administrative” expenses due to an incorrect consolidation journal entry for the six months ended June 30, 2024.

3)	As a result of the tax effect of adjustments 1) and 2) above, income tax benefit decreased less than $0.1 million for the six months ended June 30, 2024.

Condensed combined balance sheets:

4)

In connection with entry 1) above, an understatement of $1.7 million to “Related party loans receivable”, an understatement of $0.5 million to “Related party short-term debt”, and an understatement of $1.2 million to “Net parent investment”.

5)	In connection with adjustment 2) above, an overstatement of $0.5 million within “Accounts receivable, net of allowance for doubtful accounts”.

6)	As a result of the tax effect of adjustments 1) and 2) above, “Deferred tax liabilities” increased $0.1 million as of June 30, 2024.

The adjustments described above in turn resulted in adjustments to the preparation of the condensed combined statement of cash flows and condensed combined statements of changes in equity, as shown in the tables below.

The Business has restated its condensed combined financial statements for the period ended June 30, 2024 and the impact of the restatement on the condensed combined balance sheets, condensed combined statements of income and comprehensive income (loss), condensed combined statements of cash flows and condensed combined statements of changes in equity is presented in the following tables. The accompanying notes have been updated to reflect the effects of the restatement.

The amounts in the “As Reported” columns below are derived from the Business’s Original Interim Report. The amounts in the “Adjustment” columns present the impact of the adjustments described above. The amounts in the “As Restated” columns are the updated amounts including the impacts of the adjustments identified.

The following table presents the effect of the restatement on the Business’s previously reported condensed combined balance sheets as of June 30, 2024. The values are previously reported were derived from the Business’s Original Interim Report (in thousands).

		June 30, 2024
	Adjustment	As Reported	Adjustment	As Restated
Assets
Current assets:
Accounts receivable, net of allowance for doubtful accounts	5	$41,251	$(457)	$40,794
Related party loans receivable	4	132,491	1,719	134,210

Total current assets		192,338	1,262	193,600

Total assets		$946,254	$1,262	$947,516

Liabilities and Parent’s equity
Current liabilities:
Related party short-term debt	4	546,267	517	546,784

Total current liabilities		642,004	517	642,521

Deferred tax liabilities	6	12,491	107	12,598

Total non-current liabilities		376,013	107	376,120

Total liabilities		$1,018,017	$624	$1,018,641

Parent’s equity:
Net parent investment (deficit)	2, 4, 6	(95,890)	638	(95,252)

Total equity (deficit)		$(71,763)	$638	$(71,125)

Total liabilities and equity		$946,254	$1,262	$947,516

The following table presents the effect of the restatement on the Business’s previously reported condensed combined statements of income and comprehensive income (loss) for the six months ended June 30, 2024. The values as previously reported were derived from the Business’s Original Interim Report (in thousands).

	Adjustment	For the six months ended June 30, 2024
		As Reported	Adjustment	As Restated
Operating expenses:
General and administrative expense	2	$35,247	$457	$35,704
Total operating expenses		120,454	457	120,911
Operating income (loss)		(48,846)	(457)	(49,303)
Interest expense on related party loans	1	(12,276)	(517)	(12,793)
Interest income	1	1,830	1,719	3,549

Loss before provision of income taxes		(58,921)	745	(58,176)
Income tax benefit	3	2,901	(41)	2,860

Net loss		(56,020)	704	(55,316)

Total comprehensive loss		$(54,138)	$704	$(53,434)

The following table presents the effect of the restatement on the Business’s previously reported condensed combined statements of cash flows for the six months ended June 30, 2024. The values as previously reported were derived from the Business’s Original Interim Report (in thousands).

	Adjustment	For the six months ended June 30, 2024
		As Reported	Adjustment	As Restated
Operating activities:
Net income	1, 2, 3	$(56,020)	$704	$(55,316)
Provision for income taxes	3	(2,901)	41	(2,860)

Net cash (used in) provided by operating activities		(31,441)	1,202	(30,239)

Financing activities:
Cash pooling arrangements with Parent	4	17,944	(1,202)	16,742

Net cash provided by financing activities		32,587	(1,202)	31,385

Supplemental disclosure of cash flow information:
Cash paid for taxes by Parent		350	(66)	284

The following table presents the effect of the restatement on the Business’s previously reported condensed combined statements of changes in equity for the six months ended June 30, 2024. The values as previously reported were derived from the Business’s Original Interim Report (in thousands).

	Adjustment	For the six months ended June 30, 2024
		As Reported	Adjustment	As Restated
Net parent investment (deficit):
Net income (loss) for the period	1, 2, 3	$(56,020)	$704	$(55,316)
Net transfers to Parent	3	19,793	(66)	19,727
Net parent investment (deficit) balance as of period end		$(95,890)	$638	$(95,252)

Total equity (deficit) balance as of period end		$(71,763)	$638	$(71,125)

Note 2 — Summary of significant accounting policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Business bases these estimates on historical experience, the current economic environment, and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Estimates and underlying assumptions reflected in these condensed combined financial statements are reviewed on an ongoing basis, with changes in estimates recognized in the year in which the estimates are revised and in any future periods affected. Significant estimates include assumptions associated with impairment considerations for goodwill and long-lived assets, estimating the fair value of contingent consideration and determining corporate expense allocations.

Segment reporting

In applying the criteria set forth in ASC 280 - Segment Reporting, and in conjunction with a change in the Business’s operating structure and the manner in which the Business’s Chief Operating Decision Maker (“CODM”) assesses information for decision-making purposes, during the first quarter of 2024, the Business realigned its operating segments and presented with retrospective effect herein. As a result of this, the Business has determined it operates as a single operating and reportable segment. The Business’s CODM is its Chief Executive Officer, who reviews key financial information presented on a combined basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance.

Recent Accounting Pronouncements

There have been no recent accounting standard updates that are material or potentially material to the Business.

Note 3 — Revenue

Revenue

The Business generates revenues by providing market insight and market access to the technology market, including enterprise technology, artificial intelligence, channel, cyber security, media & entertainment and service providers. Revenue is recognized when performance obligations are satisfied by transferring promised goods or services to clients, as determined by applying a five-step process consisting of: 1) identifying the contract, or contracts, with a client, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when, or as, performance obligations are satisfied.

Disaggregated revenue

Revenue by type:

	For the six months ended June 30,
	2024	2023
Marketing, advertising services, and sponsorship	$69,956	71,238
Intelligence subscription services	37,802	32,287
Advisory services	14,283	13,128
Exhibitor and attendee	237	261

Total revenue	$122,278	$116,914

Revenues from external customers	122,124	116,851
Revenues from related parties	154	63

Contract liabilities

The Business’s total contract liabilities as of December 31, 2023 was $24.5 million, of which $12.4 million was recognized as revenue during the six months ended June 30, 2024.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recognized at the amount the Business expects to collect, net of allowance for doubtful accounts. The allowance for doubtful accounts is the Business’s best estimate of the amount of probable credit losses in its existing accounts receivable. The allowance for doubtful accounts is reviewed on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are written-off against the allowance once all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for doubtful accounts are recorded in general and administrative expense. As of June 30, 2024, and December 31, 2023, the allowance for doubtful accounts was $1.4 million and $1.1 million, respectively, and is recorded in accounts receivable, net, in the accompanying condensed combined balance sheets.

Note 4 — Fair value

Fair value of assets and liabilities

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities payable within one year are carried at cost, which approximates fair value due to their short-term nature. The only financial instruments measured at fair value are the contingent considerations relating to the Industry Dive and Canalys acquisitions.

The following table presents the Business’s financial instruments that are measured at fair value as of June 30, 2024 and December 31, 2023:

	June 30, 2024			December 31, 2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Contingent consideration, current	—	—	—	—	—	4,937
Contingent consideration, non-current	—	—	40,100	—	—	37,500

Total liabilities	—	—	$40,100	—	—	$42,437

Contingent considerations amounts are based on revenue growth for Industry Dive and revenue and cost performance for Canalys (level 3 fair value measurements) and have been estimated on an acquisition-by-acquisition basis using available forecasts (a significant unobservable input). The higher the forecast, the higher the fair value of any contingent consideration (subject to any maximum payout clauses).

The fair value of contingent consideration at Industry Dive and Canalys acquisition was calculated using a probability-weighted scenario approach. The estimated range of undiscounted payment in respect of the 2023-2025 arrangement due on the acquisition of Industry Dive as of June 30, 2024 is $48.6 million to $52.9 million. In determining the fair value, the contingent consideration on Industry Dive acquisition was discounted at a rate of 13.2% as of June 30, 2024.

Below is a summary of the changes in the contingent consideration balances for the six months ended June 30, 2024 and 2023:

	For the six months
	ended June 30,
Year-to-date activity	2024	2023
Balance at beginning of the period	$42,437	$151,110
Remeasurement	2,663	(98,510)
Settlements	(5,000)	—

Balance at end of the period	$40,100	$52,600

In the six months ended June 30, 2023, the Business reduced the Industry Dive revenue forecasts to reflect market conditions, which resulted in a lower fair value of the contingent consideration related to the arrangements driving the remeasurement gain. In the six months ended June 30, 2024, the remeasurement loss primarily relates to the unwind of the discount on the contingent consideration, which resulted in a higher fair value of the contingent consideration arrangements.

Contingent consideration related to the acquisition of Canalys was settled in the second quarter of 2024 for $5.0 million by Parent.

Note 5 — Goodwill and long-lived assets

The Business evaluates its long-lived assets, including property, equipment, and intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Goodwill is tested for impairment at least annually, during the fourth quarter, or when events and circumstances indicate an impairment may have occurred.

For the six months ended June 30, 2024 and 2023, the Business reviewed its reporting units for indicators of impairment and conducted a quantitative test where such indicators existed. In the first quarter of 2023, the Business reduced the full-year short-term 2023 revenue forecast for the Industry Dive reporting unit when remeasuring the fair value of the contingent consideration. The Business considered this to be an indicator of impairment and conducted a quantitative analysis which concluded that the fair value exceeded the carrying value because the long-term projections of the reporting unit remained unchanged based on expectations at the time of the test.

In the second quarter of 2023, on the back of challenging macro-economic conditions, long-term revenue projections were revised for the Industry Dive business, lowering expectations for its core email and website sponsorship/advertising products to reflect more constrained budgets among key customers. Following this change in assumptions, a quantitative impairment analysis was performed for the Industry Dive reporting unit, which indicated its carrying value now exceeded its fair value. Therefore, a goodwill impairment charge of $130.1 million was recognized. The Business recognized $2.0 million and $0.2 million of impairment to operating lease right-of-use assets in the six months ended June 30, 2024 and 2023, respectively, due to the Business vacating certain leased properties. There was no impairment to other long-lived assets in the periods presented.

Note 6 — Income taxes

The Business measures its interim period tax using an estimated annual effective tax rate and adjustments for discrete events that occur during the interim period. The Business recorded income tax benefit of $2.9 million and $6.2 million for the six months ended June 30, 2024 and 2023, respectively. The tax benefit for the six months ended June 30, 2024 decreased by $3.3 million, as compared to the same period in 2023, primarily due to non-deductible acquisition and integration costs in 2024.

Note 7 — Post-retirement and other employee benefits

The Business has no post-retirement pension plans; however certain of its employees are eligible to participate in the Parent’s defined contribution pension plan. The Parent operates a defined contribution pension plan in the United States, United Kingdom and in certain other countries. The assets of the plan are held by independent custodians and are kept entirely separate from the assets of the Parent. The pension charge represents contributions due from the employer, and the amount incurred represents the charge for the employees of the Business who are part of the pensions plan. Pension charge has been allocated to the Business based on employee headcount. During the six months ended June 30, 2024 and 2023, the total Business charge amounted to $2.5 million and $2.2 million, respectively.

Note 8 — Related party transactions

Allocations of expenses prior to the separation

The Business has historically operated as part of the Parent and not as a standalone company. Certain shared costs have been allocated to the Business by the Parent and are reflected as expenses in these condensed combined financial statements.

Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Business for purposes of the condensed combined financial statements; however, the expenses reflected in the accompanying condensed combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate standalone entity and the expenses that will be incurred in the future by the Business.

The amount of actual costs that may have been incurred if the Business were a standalone company is not practicable to estimate as it would depend on a number of factors, including its chosen organizational structure, which functions were performed by its employees or outsourced; and strategic decisions made in areas such as information technology and infrastructure.

Corporate expense allocations

Certain corporate overhead and other shared expenses incurred by the Parent and its subsidiaries have been allocated to the Business and are reflected in the accompanying condensed combined statements of income and comprehensive income. These amounts include, but are not limited to, items such as general management and executive oversight, costs incurred at the Parent level to support the Business’s information technology infrastructure, facilities, compliance, human resources, operations, and legal functions and financial management and transaction processing, including public company consolidated reporting, consolidated tax filings and tax planning, risk management and consolidated treasury services, certain employee benefits and incentives, and stock-based compensation administration. These costs are allocated using a methodology that management believes is reasonable for the item being allocated. Allocation methodologies include the Business’s relative share of revenues, headcount, usage, or functional spend as a percentage of the total.

The amounts of related party expenses allocated to the Business from the Parent and its subsidiaries for the six months ending June 30, 2024 and 2023 are $16.9 million and $15.4 million, respectively, and are recognized in general and administrative expenses in the condensed combined statements of income and comprehensive income (loss).

Further, in the six months ending June 30, 2024, the Parent incurred $27.0 million of costs related to the proposed transaction described in Note 1 – Business overview and basis of presentation. These costs were paid by the Parent and allocated to the Business. The costs are included in acquisition and integration expenses in the accompanying condensed combined statements of income and comprehensive income (loss) and relate primarily to legal, professional accounting and advisory services.

Revenue and other transactions entered into in the ordinary course of business

The Business entered into revenue arrangements in the ordinary course of business with the Parent and its affiliates, which resulted in recording revenue of $0.2 million and $0.1 million during the six months ended June 30, 2024 and 2023, respectively. The cost of revenues related to the sales between the Business and the Parent were not material during the six months ended June 30, 2024 and 2023.

Debt financing

The Business entered into related party loan arrangements with the Parent to finance its operations and acquisitions. Debt arrangements between the Business and the Parent have been included in the accompanying condensed combined financial statements for all periods presented. The Business anticipates these debt arrangements will be settled prior to the consummation of the Transaction.

Loans from the Parent to the Business with maturity within one year have been recorded as related-party short- term debt in the accompanying condensed combined balance sheets, with interest rate of 4.25% per annum. Loans from Parent to the Business with maturities ranging between November 30, 2026 and August 31, 2027 have been recorded as related party long-term debt in the accompanying condensed combined balance sheets, with fixed interest rates ranging between 7% and 8% per annum.

Some of the Parent entities are responsible for making certain payments on behalf of the Business for expenses such as payroll and supplier invoices. These arrangements are financing in nature as the payments have been made by the Parent for the Business. The Business is obligated to repay these balances on demand and therefore these balances are classified as related party short-term debt on the condensed combined balance sheets. These balances are not interest bearing, do not have specific repayment terms and are repaid on a non-routine basis.

Related-party loans receivable and debt related to debt financing are recorded in the accompanying condensed combined balance sheets as follows:

	June 30,	December 31,
	2024	2023
Related party long-term debt	$309,237	$309,237
Related party short-term debt	$53,831	$43,801

Cash pooling arrangement

The Parent uses a centralized approach to cash management and financing of its operations. The majority of the Business’s cash is transferred to the Parent on a regular basis, and the Parent funds the Business’s operating and investing activities as needed. Transfers of cash to and from the Parent’s cash management system are reflected as related party loan receivables and short-term debt on the condensed combined balance sheets.

Related party loans receivable and short-term debt related to cash pooling arrangements are recorded in the accompanying condensed combined balance sheets as follows:

	June 30,	December 31,
	2024	2023
Related party loans receivable	$134,210	$104,249
Related party short-term debt	$492,953	$459,071

Interest income and interest expense

Interest income and interest expense on debt financing and cash pooling arrangements are recorded within interest income and interest expense on related party debt, respectively within the accompanying condensed combined statements of income and comprehensive income (loss) as follows:

	For the six months
	ended June 30,
	2024	2023
Interest expense on related party loans payable	$12,793	$12,070
Interest income on related party loans receivable	2,947	1,248

The accrued interest related to short-term and long-term debt to Parent was $0.6 million and $1.6 million as of June 30, 2024 and December 31, 2023, respectively, and are recorded in Related party payables within the accompanying combined balance sheets. There was no accrued interest related to cash pooling arrangements since interest is accrued directly to the cash pooling accounts.

Related party receivables and payables

The Business has receivables and payables with the Parent arising from transactions entered into in the ordinary course of business with the Parent, such as related party sales, shared and corporate cost recharges, including payroll and employee related costs, acquisition and integration costs and central operating costs. Related party receivables and payables are recorded in the accompanying condensed combined balance sheets as follows:

	June 30,	December 31,
	2024	2023
Related party receivables	$3,666	$4,140
Related party payables	$28,079	$32,390

Settlement patterns of related party payables vary from transaction to transaction and are repaid on a non-routine basis. Changes in related party receivables and payables are presented in operating activities in the condensed combined statement of cash flows.

Letter of Support from the Parent

The Parent will provide financial support to the Business such that the Business is able to operate as a going concern and to settle its liabilities as they fall due. This financial support will include:

•	advancing further amounts to the Business as required to meet funding requirements; and

•	waiving the obligation to repay all related party liabilities with the Parent unless or until adequate alternative financing has been secured by the Business

On completion of the contemplated Transaction, all related party balances between the Business and the Parent will be settled and this financial support will no longer be in place.

Note 9 — Commitments and contingencies

Contingent liabilities

The Business has liabilities with respect to contingent consideration payments under the Industry Dive business acquisition contract. As part of the Transaction, the contingent consideration liability will be settled by the Parent. See Note 4. Fair value for further information.

Legal matters

From time to time, the Business may be subject to legal actions and claims in the ordinary course of business. Management does not believe that the outcome of such proceedings will have a materially adverse effect on the Business’s financial position, results of operations or cash flows. Legal fees and other costs related to litigation and other legal proceedings are expensed as incurred and are included in general and administrative expenses in the accompanying condensed combined statements of income and comprehensive income (loss).

Note 10 — Subsequent events

The Business has evaluated subsequent events through September 4, 2024, the date the condensed combined financial statements were available to be issued.